Exhibit 99.1

> News Release

Newell Rubbermaid Appoints Michael B. Polk

President and Chief Executive Officer

Unilever President of Global Foods, Home and Personal Care succeeds

Mark Ketchum, who is retiring after successfully transforming the company

ATLANTA, June 23, 2011 – The Board of Directors of Newell Rubbermaid (NYSE: NWL) today announced the appointment of Michael B. Polk as President and Chief Executive Officer, effective July 18. A Newell Rubbermaid director since 2009, Polk succeeds Mark Ketchum, who is retiring but intends to remain a director until the company’s next board elections in May 2012.

Polk, age 50, was most recently President of Global Foods, Home and Personal Care at Unilever, where he was responsible for the development, innovation and marketing of Unilever’s entire $64 billion portfolio of categories and brands. During his eight years at Unilever, he is credited with transforming the company’s business in the Americas and, in his latest role, sharpening Unilever’s portfolio strategy and creating a more competitive, faster growing, innovation-driven organization. Polk has been a member of the Unilever Executive Board since 2007.

“Mike is an outstanding marketer, innovator and leader with a proven record of growing global brands, driving change, and delivering superior financial performance,” said Michael Cowhig, Chairman of Newell Rubbermaid’s board of directors. “He is the right leader at the right time to build on Newell Rubbermaid’s successful transformation and accelerate our global growth.”

“I am honored to be joining Newell Rubbermaid as President and CEO,” said Polk. “The company has a strong portfolio of brands and an excellent leadership team with a great opportunity to win in both the developed and emerging markets. In a very challenging environment, Mark and his team have strengthened the company and positioned us for growth. I am very excited about writing the next chapter of the Newell Rubbermaid story and look forward to the challenge of unlocking the full potential of the company.”

Ketchum announced in January his intention to retire after being recruited from the board five years ago to lead Newell Rubbermaid through its transformation into a marketing-driven company.

“Mark accomplished everything we asked him to do and more,” said Cowhig. “He optimized the portfolio, transformed the culture, re-engineered the supply chain and put in place a global growth strategy driven by consumer innovation and brand-building. We are grateful for Mark’s leadership, especially during the difficult economic times and through the many elements of our transformation initiatives, which sets up Newell Rubbermaid for the next stage of growth.”

“Having worked with Mike Polk while on the Newell Rubbermaid board, as well as having some common elements in our background, I know him as an extremely talented global marketer and leader,” said Ketchum. “I am extremely proud of Newell Rubbermaid’s transformation and I retire confident that the company is well positioned for growth.”

Before joining Unilever, Polk spent 16 years at Kraft Foods. His last two positions at Kraft were President, Asia Pacific Region, Kraft Foods International and President, Nabisco Biscuit & Snacks, Kraft Foods North America. In both positions, Polk served on Kraft’s Management Committee. Prior to Kraft, Polk spent three years at Procter & Gamble working in manufacturing and research & development in the Paper Products Division. Polk has a BS in Operations Research and Industrial Engineering from Cornell University and an MBA from Harvard Business School.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

> News Release

Polk has been a member of Newell Rubbermaid’s Board of Directors since 2009 and is a member of the Audit Committee. Polk is on the executive committee of the board of the Grocery Manufacturers of America (GMA) and is the vice chairman and member of the board of the Students in Free Enterprise (SIFE).

About Newell Rubbermaid

Newell Rubbermaid Inc., an S&P 500 company, is a global marketer of consumer and commercial products with 2010 sales of approximately $5.8 billion and a strong portfolio of brands, including Rubbermaid®, Sharpie®, Graco®, Calphalon®, Irwin®, Lenox®, Levolor®, Paper Mate®, Dymo®, Waterman®, Parker®, Goody®, Rubbermaid Commercial Products® and Aprica®.

This press release and additional information about Newell Rubbermaid are available on the company’s Web site, www.newellrubbermaid.com.

Contacts:
Nancy O’Donnell	David Doolittle
Vice President, Investor Relations	Vice President, Corporate Communications
+1 (770) 418-7723	+1 (770) 418-7519

NWL-EX

Caution Concerning Forward-Looking Statements

Statements in this press release that are not historical in nature constitute forward-looking statements. These forward-looking statements relate to information or assumptions about the effects of sales, income/(loss), earnings per share, operating income or gross margin improvements or declines, Project Acceleration, the European Transformation Plan, the Capital Structure Optimization Plan, capital and other expenditures, cash flow, dividends, restructuring and restructuring related costs, costs and cost savings, inflation or deflation, particularly with respect to commodities such as oil and resin, debt ratings, and management’s plans, projections and objectives for future operations and performance. These statements are accompanied by words such as “anticipate,” “expect,” “project,” “will,” “believe,” “estimate” and similar expressions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, our dependence on the strength of retail, commercial and industrial sectors of the economy in light of the global economic slowdown; currency fluctuations; competition with other manufacturers and distributors of consumer products; major retailers’ strong bargaining power; changes in the prices of raw materials and sourced products and our ability to obtain raw materials and sourced products in a timely manner from suppliers; our ability to develop innovative new products and to develop, maintain and strengthen our end-user brands; our ability to expeditiously close facilities and move operations while managing foreign regulations and other impediments; our ability to implement successfully information technology solutions throughout our organization; our ability to improve productivity and streamline operations; changes to our credit ratings; significant increases in the funding obligations related to our pension plans due to declining asset values or

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL

> News Release

otherwise; the imposition of tax liabilities greater than our provisions for such matters; the risks inherent in our foreign operations and those factors listed in Exhibit 99.1 to the company’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Changes in such assumptions or factors could produce significantly different results. The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3 Glenlake Parkway | Atlanta, GA 30328 | Phone +1 (770) 418-7000 | www.newellrubbermaid.com | NYSE: NWL